Exhibit 10.31

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (this "Agreement") is entered into as of January 5, 2015 by and between FIRST NORTHERN BANK OF DIXON, a California banking corporation (the "Bank"), and Terry Joe Danelson (the "Executive").

RECITAL:

The parties desire to set forth the terms of Executive's additional compensation in the event of the Executive's termination due to a Change of Control of the Bank.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Change of Control. Change of Control means the occurrence of any of the following events with respect to the Bank or its parent holding Company, FIRST NORTHERN COMMUNITY BANCORP ("Bancorp")

a.
Merger. A merger into or consolidation with another corporation, or merger of another corporation into Bank of Bancorp, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Bank or Bancorp immediately before the merger or consolidation;

b.
Acquisition of Significant Share Ownership.  One person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock possessing thirty percent (30%) or more of the total voting power of the stock of Bank or Bancorp (this constitutes acquisition of "Effective Control"). No Change of Control shall occur if additional voting shares are acquired by a person or persons who possessed Effective Control prior to acquiring additional shares. This subpart (b) shall not apply to beneficial ownership of voting shares held in a fiduciary capacity by an entity of which Bank or Bancorp directly or indirectly beneficially owns fifty percent (50%) or more of the outstanding voting securities, or voting shares held by an employee benefit plan maintained for the benefit of the Bank's employees.

c.
Change in Board Composition.  A majority of the members of the Board of Directors of Bank or Bancorp is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Bank or Bancorp before the date of the appointment or election. This subparagraph shall only apply with respect to Bancorp if no other corporation is a majority shareholder of Bancorp.

d.
Bancorp.  A Change of Control shall only occur with respect to Bancorp if Bancorp (i) is a majority shareholder of the Bank; (ii) is a majority shareholder of any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in the Bank; or (iii) is otherwise a "Relevant Corporation" as that term is used and defined in Internal Revenue Code ("Code") Section 409A ("Section 409A"). For purposes of this section, majority shareholder means a shareholder owning more than 50% of the total fair market value and total voting power of the Bank, Bancorp, or a corporation in the chain referenced above. No Change of Control shall occur unless the event constitutes a "Change of Ownership of a Corporation" or a "Change in the Effective Control of a Corporation" as defined under Section 409A.

2.
Resignation due to Change of Control. The Executive shall be entitled to the benefits provided in Section 3 of this Agreement if the Executive resigns within six (6) months following a Change in Control in response to one or more of the following events, occurring after the Change in Control; (i) a material diminution in the Executive's base compensation; (ii) a material diminution in the Executive's authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board;

(iv) a material diminution in the budget over which the Executive retains authority; or (v) a material change in geographic location at which the Executive must perform services. In the event of Executive's resignation, Executive's employment will be deemed to have been involuntarily terminated under Section 3 of this Agreement only if Executive delivers written notice of one or more conditions described above to the employer at least thirty (30) days prior to ·resignation and the employer does not remedy the conditions within thirty (30) days after notice is received.

3.	Involuntary Termination.

a.
Compensation.  If within six (6) months following Bank's formal approval of a Change of Control that then occurs, Executive's employment is terminated without cause (i.e., poor performance, insubordination, felony conviction, breach of ethics or morals adversely affecting the Executive's performance at Bank), or if Executive resigns pursuant to Section 2 of this Agreement, Executive shall receive:

i.
200% of the sum of (i) Executive's annual base salary as in effect on the date of the Change of Control and (ii) the average of the annual bonuses awarded to Executive by the Bank for the most recent three (3) consecutive years prior to the date of the Change of Control,

ii.	Any incentive compensation earned but not yet paid,

iii.	Any expenses reimbursable under the Bank's policies and incurred but not yet reimbursed, and

iv.	Outplacement may be considered.

b.
Terms of Payment. The payment to which Executive is entitled pursuant to this Section 3 shall be paid in a single installment within the earlier of (i) forty-five (45) days of termination or (ii) two and one-half (2 ½) months after the end of the Executive's taxable year in which the termination occurred, with no percent value or other discount.

c.
Insurance. Upon Termination of Employment within six (6) months following a Change of Control, Executive (and, where applicable, Executive's dependents) shall be entitled to continuation coverage (as California's Cal-COBRA provisions) under the group insurance plans maintained by the Bank, including life; disability and health insurance programs, for up to twenty-four (24) months, subject to the terms, conditions and limitations set forth in such plans. For a period up to the first twelve (12) months of continuation coverage, the Bank shall pay the same portion of group insurance premiums for the Executive's continued

overage as is paid for other executives who are current employees. If the Executive becomes eligible for comparable group insurance coverage in connection with new employment, the Bank shall no longer be responsible for the cost of continuation coverage. Beginning with the thirteenth (13) month of continuation coverage, coverage may be continued at the Executive's own expense.

d.
Delayed Payments to Specified Employees. If Executive is a Specified Employee as of the date the Executive ceases to be employed by Bank and separates from service with the Bank (the "Termination of Employment"), benefit payments under this subsection shall be delayed and shall not begin prior to the date that is six (6) months after the Termination of Employment (or, if earlier than the end of the six-month period, the date of death of the Executive). Payments to which the Executive would otherwise be entitled during the first six (6) months following the Termination of Employment, but for this provision, shall be accumulated and paid on the first day of the seventh month following the Termination of Employment.  If Executive is a Key Employee of the Bank or any entity that is aggregated with the Bank under Code Section 4 l4(b) or (c) as of December 31st of any year ) (the "Determination Date"), and the Bank of any entity that is aggregated with the Bank under Code section 414(b) or (c) has stock that is publicly traded on an established securities market or otherwise, the Executive shall be treated as a Specified Employee during the 12- month period beginning on the April 1st following the Determination Date. An Executive is a Key Employee as of a Determination Date if the Executive meets the requirements of Code section 416(i)(l)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5) at any time during the twelve (12) months preceding the Determination Date.

e.	Except as provided in this Section 3 or required by law, all of Executive's employee benefits and compensation shall cease on the last day on which he performs services as an employee of the Bank.

f.
Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 3 (whether by seeking new employment or otherwise) and no such payment or benefit shall be reduced by earnings that Executive may receive from any other source.

g.
If employment is terminated due to a Change in Control of the Bank the Executive shall receive whatever rights may be specified pursuant to the Frist Northern Bank of Dixon Supplemental Employee Retirement Plan.

4.	Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

5.
Advice of Counsel.  Before signing this Agreement, Executive either (i) consulted with and obtained advice from Executive's independent legal counsel in respect to the legal nature and operation of this Agreement, including its impact on executive's rights, privileges and obligations; or (ii) freely and voluntarily decided not to have the benefit of such consultation and advice with legal counsel.

6.
Term of Agreement. The Bank agrees to continue, and Executive agrees this Agreement will remain in effect, from January 5, 2015 (the "Commencement Date"), until the earliest of (i) December 31, 2015 or (ii) the date on which Executive's Termination of Employment, as applicable, provided that the terms and conditions of this Agreement shall automatically extend for consecutive one (1) year periods, on and after December 31, 2015 unless either Executive or the Bank notifies the other in writing at least sixty (60) days before the end of the then current term that, for any reason, the Executive or the Bank has elected not to extend the term.

7.
Entire Agreement. This Agreement supersedes and replaces (rather than supplements) all previous oral or written agreements, memoranda, correspondence or other communications between the parties hereto to the extent they deal with Change of Control compensation described in the Agreement.

8.	FDIC. In addition, the payment of any and all Executive Benefits under this Plan shall be subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder, and any Executive Benefits and rights under the Plan shall be forfeited to the extent barred or prohibited by an action or order issued by the California Department of Financial Institutions, the FDIC, or any government agency which has jurisdiction over the Bank.

9.	Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California for contracts to be performed entirely within this state.

10.	No Employment Agreement. Nothing in this Agreement creates an employment contract or otherwise changes the at-will employment relationship between the Bank and the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day herein first above written.

FIRST NORTHERN BANK OF DIXON
/s/ Louise A. Walker
President & Chief Executive Officer

EXECUTIVE
/s/ Terry Joe Danelson
Executive Vice President, Chief Credit Officer